EXHIBIT 23.1

                                    CONSENT

     We have issued our report dated October 3, 1996, except for Note 20, which is now incorporated into the second paragraph of Note 11 the date of which is January 13, 1997, accompanying the consolidated financial statements and schedules for the years ended June 30, 1996 and 1995 contained in the Annual Report of Doctors Health, Inc. (formerly Doctors Health System, Inc.) on Form 10-K for the years ended June 30, 1997. We hereby consent to the use of the aforementioned report in the Annual Report on Form 10-K, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Baltimore, Maryland
September 26, 1997